Appointee

I/We, being holder(s) of Common Shares of Intertape Polymer Group Inc. (the “Corporation”), hereby appoint: Gregory A. C. Yull, Chief Executive Officer, or, failing him, Neil Wiener, Corporate Secretary OR

To attend the meeting or to appoint someone to attend on your behalf, print that name here as proxy of the undersigned, to attend, act and vote on behalf of the undersigned in accordance with the below direction (or if no directions have been given, as the proxy sees fit) on all the following matters and any other matter that may properly come before the Annual and Special Meeting of Shareholders of the Corporation to be held at 10:00 a.m. (Eastern Time) on June 11, 2014, at the Omni King Edward Hotel, Knightsbridge Meeting Room, Toronto, ON, Canada (the “Meeting”), and at any and all adjournments or postponements thereof in the same manner, to the same extent and with the same powers as if the undersigned were personally present, with full power of substitution. Management recommends voting FOR the following Resolutions. Please use dark black pencil or pen.

1. Election of Directors	FOR	WITHHOLD

1. Eric E. Baker	☐	☐

2. Robert M. Beil	☐	☐

3. George J. Bunze	☐	☐

4. Robert J. Foster	☐	☐

5. James Pantelidis	☐	☐

6. Jorge N. Quintas	☐	☐

7. Gregory A. C. Yull	☐	☐

8. Melbourne F. Yull	☐	☐

2. Appointment of Auditors	☐	☐
Appointment of Raymond Chabot Grant Thornton LLP, Chartered Accountants as Auditors

	FOR	WITHHOLD
3. PSU Plan Resolution	☐	☐
Approval of the Preferred Share Unit Plan
4. DSU Plan Resolution	☐	☐
Approval of the Deferred Share Plan
5. Executive Stock Option Plan (“ESOP”) Amendment to Expiry Date Provisions Resolution	☐	☐
Approval of the amendment to the ESOP extending the expiry dates of stock options that occur during or immediately after a “blackout period”

	FOR	AGAINST
6. ESOP Amendment to Amendment Provisions Resolution	☐	☐
Approval of the amendment to the ESOP amending its amendment provisions

7. ESOP Amendment to Vesting Schedule Provision Resolution	☐	☐
Approval of the amendment to the ESOP amending the vesting schedule of stock options

8. General By-Law 2003-1 Amendment to Quorum Provision Resolution	☐	☐
Ratification and confirmation of the amendment to the quorum provision of General By-Law 2003-1

9. General By-Law 2003-1 Amendment to “Casting Vote” Provision Resolution	☐	☐
Ratification and confirmation of the amendment to the “casting vote” provision of General By-Law 2003-1

Under Canadian securities law, you are entitled to receive certain investor documents. If you wish to receive such material, please tick the applicable boxes below. You may also go to the CST website www.canstockta.com/financialstatements and input code 3320A

❑	I would like to receive quarterly financial statements
❑	I would like to receive annual financial statements

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any instructions previously given with respect to the Meeting. If no voting instructions are indicated above, this VIF will be voted FOR a matter by Management’s appointees or, if you appoint another person, as such other person sees fit. On any amendments or variations proposed or any new business submitted properly before the Meeting, I/We authorize you to vote as you see fit.

Signature(s)	Date

Please sign exactly as your name(s) appear on this VIF. Please see reverse for additional instructions. All VIFs must be received by cutoff date.

Voting Instruction Form (VIF) – Annual and Special Meeting of Shareholders of Intertape Polymer Group Inc. to be held on June 11, 2014. (the “Meeting”)

1. We are sending to you the enclosed proxy-related materials that relate to a meeting of the holders of the series or class of securities that are held on your behalf by the intermediary identified above. Unless you attend the meeting and vote in person, your securities can be voted only by management, as proxy holder of the registered holder, in accordance with your instructions.

2. We are prohibited from voting these securities on any of the matters to be acted upon at the meeting without your specific voting instructions. In order for these securities to be voted at the meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this VIF to provide your voting instructions to us promptly.

3. If you want to attend the meeting and vote in person, please write your name in the place provided for that purpose in this form. You can also write the name of someone else whom you wish to attend the meeting and vote on your behalf. Unless prohibited by law, the person whose name is written in the space provided will have full authority to present matters to the meeting and vote on all matters that are presented at the meeting, even if those matters are not set out in this form or the Information Circular. Consult a legal advisor if you wish to modify the authority of that person in any way. If you require help, please contact the Registered Representative who services your account.

4. This VIF should be signed by you in the exact manner as your name appears on the VIF. If these voting instructions are given on behalf of a body corporate set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate.

5. If this VIF is not dated, it will be deemed to bear the date on which it is mailed by management to you.

6. When properly signed and delivered, securities represented by this VIF will be voted as directed by you, however, if such a direction is not made in respect of any matter, the VIF will direct the voting of the securities to be made as recommended in the documentation provided by Management for the meeting.

7. This VIF confers discretionary authority on the appointee to vote as the appointee sees fit in respect of amendments or variations to matters identified in the notice of meeting or other matters as may properly come before the meeting or any adjournment thereof.

8. Your voting instructions will be recorded on receipt of the VIF.

9. By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct us with respect to the voting of, these securities.

10. If you have any questions regarding the enclosed documents, please contact the Registered Representative who services your account.

11. This VIF should be read in conjunction with the Information Circular and other proxy materials provided by Management.

How to Vote

INTERNET • Go to www.cstvotemyproxy.com • Cast your vote online • View Meeting documents	TELEPHONE Use any touch-tone phone, call toll free 1-888-489-5760 and follow the voice instructions
To vote using your smartphone, please scan this QR Code è

To vote by telephone or Internet you will need your control number. If you vote by telephone or Internet, do not return this VIF.

MAIL, FAX OR EMAIL

•     Complete and return your signed VIF in the envelope provided or send to:

CST Trust Company (“CST”)

P.O. Box 721

Agincourt, ON M1S 0A1

•     You may alternatively fax your VIF toll free to 1-866-781-3111 or scan and email to proxy@canstockta.com.

An undated VIF is deemed to be dated on the day it was received by CST.

All VIFs must be received by 5:00 p.m. (Eastern time) on June 10, 2014